Exhibit 10.1

USMD August 15, 2016 Michael Bukosky 5302 Summerwood Drive Temple, TX 76502 Mike: As we continue to gain a better understanding of the future of USMD, we recognize the critical importance of your role in our continued success. Therefore I am pleased to inform you that USMD will offer to you a retention bonus associated with the closing of a transaction to sell USMD to Optum and/or its affiliates (the “Transaction”). The retention bonus described in this letter will not be in place unless the Company closes the Transaction. If the Transaction closes, the Company will pay your full 2016 performance bonus of 70% of your annualized salary, or $266,000, should you remain employed by the Company for one year post-Closing. This is not an additional bonus, but instead a commitment to pay fair and reasonable compensation based on your current potential bonus structure. If due, this bonus will be paid in one lump sum within ten (10) business days after the one year anniversary of the Closing of the Transaction, as opposed to the normal timeframe of the end of the first quarter in 2017. If USMD terminates your employment within the first year, you will receive a prorated percentage of the retention bonus for the time you did remain employed. If you voluntarily terminate your employment during the first year, you will not receive the retention bonus. This retention bonus will not otherwise affect your rights to severance under your existing severance agreement. Your severance agreement will be administered appropriately, if the specific terms and conditions are met. Neither this offer nor any part of it constitutes an employment agreement. Your employment arrangement remains at will. I thank you for all of your efforts and look forward to continued success at USMD. Sincerely, John M. House, M.D. Chairman, President and CEO USMD Health System 6333 North State Highway 161 Suite 200 Irving, Texas 75038 214.493.4000 Office 888.548.4633 Toll Free 214.493.4092 Fax www.usmdinc.com Physicians Empowered for Patients